Exhibit 107

Calculation of Filing Fee Tables

FORM F-3
(Form Type)

Gold Royalty Corp.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
	Equity	Common Shares, without par value	457(c)	8,000,000	$2.03	$16,240,000	$0.00011020	$1,789.65
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$16,240,000		$1,789.65
	Total Fees Previously Paid							-
	Total Fee Offsets							$-
	Net Fee Due							$1,789.65

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered also include such indeterminate number of securities as may be issued upon exercise, conversion or exchange of other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)	Based on the average of the high and low prices of the common shares of Gold Royalty Corp. on March 16, 2023 on the NYSE American LLC, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, as amended.